Exhibit 10.29

September 30, 2002

James W. Steele

807 11th Avenue

Sunnyvale, CA 94089

Dear Jim:

This letter (the “Agreement”) is to confirm the agreement between you and Ariba, Inc. (“Ariba” or the “Company”) regarding the termination of your employment with the Company.

1.	Your employment with the Company will terminate effective as of the close of business on October 4, 2002 (the “Termination Date”). In accordance with the terms of the letter agreement between you and the Company dated as of February 26, 2002 (the “Severance Agreement”), a copy of which is attached hereto as Exhibit A, the Company will continue to pay you your cash compensation (pro rata on a semi-monthly basis for both base salary and bonus, as listed below) in accordance with the Company’s standard payroll procedures, for a period of 12 months following the Termination Date. For the purposes of this paragraph, your cash compensation will be deemed to be (a) a base salary of $450,000 per year and (b) a bonus of $150,000 per year, which represents the lesser of (i) the sum of your actual bonuses for the last four completed fiscal quarters preceding the Termination Date and (ii) your target bonuses for those four completed fiscal quarters. However, the Company’s payment obligations under this paragraph 1 (a) will not apply unless you have returned all Company property and (b) will be discontinued immediately if you fail to comply with paragraph 2, 3, 4 or 5 of the Severance Agreement, which paragraphs shall remain in effect.

2.	You agree that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

3.	The Company will reimburse you in accordance with its expense reimbursement policies for all past business expenses incurred by you on behalf of the Company and for which you have submitted to the Company valid expense reports, provided that you will not be entitled to reimbursement for expense reports submitted to the Company after October 31, 2002.

4.	You hereby resign as Representative Director and a member of the Board of Directors of Nihon Ariba K.K., and will cooperate with the Company to execute any and all documentation required to effect such resignation and the de-registration of your directorship.

5.	You agree and acknowledge that (i) you were granted an option, on April 4, 2001, to purchase 875,000 shares of Company Common Stock (“Common Stock”) under the Ariba, Inc. 1999 Equity Incentive Plan (the “Plan”), which will expire as to 510,416 unvested shares thereunder on the Termination Date, (ii) you were granted an option under the Plan, on October 4, 2001, to purchase 1,500,000 shares of Common Stock, which will expire as to 1,000,000 unvested shares thereunder on the Termination Date, and (iii) you were granted under the Plan, on December 3, 2001, 100,000 shares of restricted Common Stock, of which 66,666 unvested shares will be canceled on the Termination Date. You agree that the options and shares of restricted Common Stock referenced in this paragraph 5 are governed by the terms of the Plan and the related option and restricted stock agreements, including but not limited to terms relating to the expiration of vested options on the date three months from the Termination Date.

6.	You agree to comply with the terms of paragraphs 2, 3, 4 and 5 of the Severance Agreement.

7.	In consideration for receiving the severance payment and benefits described in paragraph 1 above, you waive and release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors, or past or present subsidiaries (whether or not wholly owned), officers, directors, agents, employees and assigns (together called the “Releasees”), with respect to any matter (without limitation) arising out of or connected in any way with your employment with the Company or the termination of that employment, including without limitation, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, breach of the covenant of good faith and fair dealing, CLAIMS RELATED TO THE PLAN (OR TO AWARDS, INCLUDING STOCK AND STOCK OPTIONS, THEREUNDER), CLAIMS RELATED TO THE ARIBA, INC. EMPLOYEE STOCK PURCHASE PLAN, any claims of discrimination or harassment based on sex, age, race, national origin, disability or on any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, and all other laws and regulations relating to employment.

8.	Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be governed by the terms of paragraph 10 of the Severance Agreement, which paragraph shall remain in effect.

9.	You expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.”

10.	Your participation in the Company’s Employee Stock Purchase Plan ends as of the Termination Date. Any payroll deductions accumulated but not used to purchase shares as of your last day worked shall be refunded to you. You acknowledge that you have no other stock rights in the Company, or any parent or subsidiary of the Company (whether or not wholly owned), including options or other rights to acquire shares of the Company’s common stock or other equity securities of the Company or any such parent or subsidiary, other than those rights enumerated in this paragraph and in paragraph 5 above.

11.	You represent and warrant that since your Termination Date you: (a) have returned to the Company all Company property, including, but not limited to, your Company-issued laptop computer, including all files stored on such computer, any papers, files, documents, equipment, keys, access cards, identification, software or disks; (b) have not made and/or retained copies of any Company property, including, but not limited to the foregoing; and (c) have not disclosed to any third-party any Company confidential or proprietary information.

12.	At all times in the future, you will remain bound by the Employee Agreement signed by you effective as of January 22, 2001 (the “Employee Agreement”), a copy of which is attached as Exhibit B hereto.

13.	You agree that you will not initiate, maintain or accept the benefits from any legal action or proceeding of any kind against any of the Releasees as to any matter released in this Agreement.

You shall make all reasonable and diligent efforts to cooperate with Ariba and its counsel regarding any litigation or investigation by any state, federal, foreign or private person or entity, directly or indirectly arising from or relating to any transaction, event or activity that occurred during your employment with Ariba, asserted against any of the Releasees. Such cooperation shall include all reasonable assistance that Ariba determines is necessary, including, but not limited to, meeting or consulting with Ariba and its counsel and their designees, reviewing documents, analyzing facts and appearing or testifying as a witness or interviewee or otherwise. In connection with such cooperation, except as otherwise required by law, judicial order, or other lawful process, you will not cooperate or communicate in any way with any other party or witness or their counsel or designees, without the express prior written consent of Ariba. Requests for such written consent shall be directed to Craig Schmitz or his successor. You further agree that you will advise Craig Schmitz, or his successor, as soon as practicable but in any event within five (5) business days if you are contacted by any person, firm, corporation, association or other entity in connection with any pending or threatened claim against any of the Releasees. Upon receiving such a request, Ariba will respond as soon as practicable but in any event within five (5) business days by either granting or denying such consent or by stating that it is not in a position to take such action due to the temporary unavailability of certain individuals at Ariba.

Nothing in this paragraph 13 is intended to prevent you from complying with the compulsory process of any court or agency or from providing truthful and accurate testimony in any proceeding in which you do testify.

15.	All compensation paid under this Agreement is subject to reduction to reflect applicable withholding and payroll taxes.

16.	You agree that you will not disclose to others the fact or terms of this Agreement, except that you may disclose such information to your attorney, accountant, stock broker or tax advisor in order for such individuals to render services to you; provided that you inform any such individual that he or she may not disclose such information to any other party.

17.	You agree that except as expressly provided in this Agreement, this Agreement renders null and void any and all prior agreements between you and the Company (with the exception of the Plan and the Employee Agreement). You and the Company agree that this Agreement and the Employee Agreement, along with the terms of the Plan, constitute the entire agreement between you and the Company regarding the subject matter therein, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

18.	This Agreement shall be construed and interpreted in accordance with the laws of the State of California, without regard to principles of conflicts or choice of laws.

19.	You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.

20.	You have up to twenty-one (21) days after receipt of this Agreement within which to review it and to discuss with an attorney of your own choosing, at your own expense, whether or not you wish to sign it. Furthermore, you have seven (7) days after you have signed this Agreement during which time you may revoke this Agreement.

21.	If you wish to revoke this Agreement, you may do so by delivering a letter of revocation to me. Because of this revocation period, you understand that this Agreement shall not become effective or enforceable until the eighth day after the date you sign this Agreement.

Please indicate your agreement with the above terms by signing below.

Sincerely,

/s/ ROBERT M. CALDERONI
Robert M. Calderoni President and Chief Executive Officer

My agreement with the above terms is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed:	/s/ JAMES W. STEELE	Dated:	September 30, 2002
James W. Steele

Exhibit A

Severance Agreement

(incorporated herein by reference to Exhibit 10.27 to Registrant’s Form 10-Q dated May 15, 2002)

Exhibit B

Employee Agreement

(incorporated herein by reference to Exhibit 10.20 to Registrant’s Form 10-Q dated May 15, 2001)